Exhibit 99

                                                                                                               CONTACT: CHARLES E. TRIANO
                                                                                                                Vice President – Investor Relations
                                                                                                                Forest Laboratories, Inc.
                                                                                                                Tel: (212) 224-6714

                                                                                                                Charles.Triano@frx.com

FOREST LABORATORIES, INC. REPORTS FISCAL YEAR 2007 FOURTH QUARTER REVENUES OF $885,000,000, REPORTED EPS LOSS OF ($0.75) AND ADJUSTED EPS OF $0.74*, EXCLUDING THE EFFECT OF THE CEREXA ACQUISITION

THE COMPANY PROVIDES FY’08 REPORTED EPS GUIDANCE OF $3.05 to $3.15

NEW YORK, April 24, 2007 --- Forest Laboratories, Inc. (NYSE: FRX), a U.S.-based pharmaceutical company, today announced that fully diluted earnings per share (EPS) for the fourth quarter of fiscal year 2007 was a loss of ($0.75). Reported earnings per share includes a one-time in-process research and development (IPR&D) charge of $476,000,000, or $1.49 per share, net of tax, for the acquisition of Cerexa, Inc. Excluding the IPR&D charge, adjusted earnings per share was $0.74*. Reported earnings per share in the fourth quarter of fiscal year 2006 were $0.28. Excluding the impact of license and milestone payments, net of tax, adjusted earnings per share was $0.65* in the fourth quarter of the last fiscal year 2006.

Revenues for the quarter increased 17% to $885,441,000 from $756,322,000 in the prior fiscal year.

Revenues were comprised of net sales of $815,449,000, an increase of 14% from $712,761,000 in March 2006, earnings contribution of $45,870,000 from the co-promotion of Benicar® (olmesartan medoxomil) and Benicar HCT®, antihypertensive therapies, which increased 49% from $30,721,000 in last year’s fourth quarter, interest income of $23,870,000 which increased 98% from $12,046,000 in the prior year and other contract and miscellaneous income of $252,000.

Sales of Lexapro® (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder in adults, increased 14% in the quarter to $530,440,000 from $464,100,000 in the year-ago quarter, while sales of Celexa® (citalopram HBr), an antidepressant, were $6,249,000 and sales of generic citalopram totaled $343,000. Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, totaled $179,746,000 in the quarter, an increase of 24% from sales of $145,385,000 in last year’s fourth quarter.

Selling, general and administrative expenses during the quarter increased 6% to $274,319,000 from $259,016,000 last year.

Research and development spending was $596,140,000 and included a one-time IPR&D charge of $476,000,000 related to the acquisition of Cerexa, Inc. Excluding the one-time charge, research and development expense during the quarter was $120,140,000. There were no product milestone or license payments during the quarter. Research and development spending of $194,377,000 in the fourth quarter of the last fiscal year included total license and milestone payments of $135,000,000, related to nebivolol and faropenem.

The reported loss before income tax expense for the quarter was ($174,298,000). Excluding the one-time IPR&D charge of $476,000,000, with no tax benefit, income before income taxes was $301,702,000. Income tax expense in the quarter was $63,618,000, yielding an effective tax rate, excluding the IPR&D charge, of 21%.

Reported net loss in the current quarter was a loss of ($237,916,000) as compared to net income of $91,890,000 reported in the fourth quarter of the prior fiscal year. Excluding the one-time IPR&D charge, adjusted net income in the current quarter was $238,084,000 as compared to adjusted net income last fiscal year of $224,379,000, which excludes the impact of license and milestone payments.

*Earnings per share reconciliation	Fourth Quarter Fiscal Year
	2007	2006

Reported EPS	($0.75)	$0.28
Adjustments, net of tax:
IPR&D - Cerexa	1.49
License & milestone payments		0.37

Adjusted EPS	$0.74	$0.65
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Excluding the acquisition of Cerexa, fully diluted shares outstanding for the fourth quarter were 322,177,000, a reduction of 7,792,000 shares due mainly to the Company’s share repurchase program. During the quarter the Company did not repurchase any shares and has 14,685,000 shares available for repurchase under the current program, which has no expiration date.

Twelve-month results

Revenue for the fiscal year ended March 31, 2007 increased 16% to $3,441,785,000 from $2,962,390,000 in the prior fiscal year. Lexapro sales crossed the $2 billion threshold and increased 12% to $2,105,990,000 from $1,873,255,000 last fiscal year, while sales of Celexa including the generic version increased 49% to $28,401,000 from $19,006,000. Sales of Namenda increased 30% to $660,295,000 from $508,043,000 while the earnings contribution from the Benicar co-promotion increased 52% to $174,566,000 from $114,472,000.

Selling, general and administrative expenses increased 1% to $1,046,336,000 from $1,031,451,000 while research and development spending increased 129% to $941,003,000 from $410,431,000. Included in research and development spending is a one-time charge of $476,000,000 for in-process R&D related to the acquisition of Cerexa, Inc. Excluding the one-time IPR&D charge, research and development spending increased 13% from the prior fiscal year.

Reported net income for the fiscal year ended March 31, 2007 decreased 36% to $454,103,000 from net income of $708,514,000 reported in the prior fiscal year. Reported earnings per share for the fiscal year totaled $1.41 per share as compared to reported earnings per share of $2.08 in fiscal 2006. Excluding the Cerexa IPR&D charge and the license and milestone payments, as applicable, adjusted earnings and earnings per share were $992,899,000 and $3.07* per share and $847,399,000 and $2.49* per share in fiscal years 2007 and 2006, respectively. During fiscal year 2007 the Company repurchased 10,315,300 shares under its currently authorized repurchase program. There is authorization to repurchase an additional 14,684,700 shares under this program which has no expiration date.

*Earnings per share reconciliation	12 Month Fiscal Year
	2007	2006

Reported EPS	$1.41	$2.08
Adjustments, net of tax:
IPR&D - Cerexa	1.47
Adjusted EPS - Cerexa	$2.88	$2.08

License & milestone payments	0.19	0.41

Adjusted EPS - total	$3.07	$2.49
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Fiscal 2008 Guidance

Regarding the fiscal year ending March 31, 2008, the Company expects that reported fully diluted earnings per share will be approximately $3.05 to $3.15, including planned milestone payments of approximately $85 million.

Key assumptions supporting the fiscal year forecast include the following:

The Company anticipates that total revenue in fiscal 2008, which includes product sales as well as the earnings contribution from Benicar, interest income and other income, will increase by approximately 8% from the $3.44 billion reported in fiscal 2007. Net sales are also projected to increase by approximately 8% during fiscal 2008.

For Lexapro, the Company projects an increase in overall prescription volume for the underlying SSRI/SNRI antidepressant market as a whole of approximately 3% and an increase in Lexapro’s total prescription market share of approximately ten basis points. This increase in market growth as well as market share, along with a price increase, is projected to generate Lexapro sales growth of between 9-10% from the reported sales of $2,105,990,000 in fiscal year 2007. We anticipate that Namenda sales should grow approximately 14-16% from the $660,295,000 reported in fiscal 2007.

Earnings from Benicar in fiscal 2008 are expected to grow nearly 15% from $174,566,000 reported in fiscal 2007.

The fiscal 2008 projection includes an approximate 9% increase in selling, general and administrative expenses to approximately $1.15 billion. This expense includes funding continued competitive levels of support behind currently promoted products and pre-launch and launch expenses to support nebivolol, which is expected to launch during the fiscal fourth quarter of 2008 pending FDA approval for an indication of hypertension. The Company does not plan to make any significant modifications to the size of its salesforce at this point in time.

Research and development spending is expected to be approximately $550,000,000 in support of a dramatically increased late-stage product pipeline. This projection includes planned milestone payments of approximately $85,000,000, however, the projection does not include any licensing or milestone payments which may be made for additional product development transactions or acquisitions that may occur during the fiscal year. During fiscal 2008, the Company will be investing heavily in five late stage development projects, including ceftaroline, an injectable cephalosporin which is being developed for complicated skin and skin structure infections and community acquired pneumonia, aclidinium (LAS34273), which is being developed for chronic obstructive pulmonary disease, milnacipran for the treatment of fibromyalgia, desmoteplase for the treatment of acute ischemic stroke, and memantine MR for the treatment of moderate to severe Alzheimer’s disease.

The Company is projecting an effective tax rate for fiscal 2008 of 21%, consistent with the tax rate for fiscal 2007. The Company also forecasts that fully diluted shares outstanding will increase by approximately 1.9 million shares to an average of approximately 325,000,000.

*Earnings per Share reconciliation	Fiscal Year	Guidance
	2007	2008

Reported EPS	$1.41	$3.05 – 3.15
Adjustments, net of tax:
IPR&D - Cerexa	1.47

Adjusted EPS	$2.88	$3.05 – 3.15
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Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "Fiscal 2007 was another strong year for Forest and we continue to be pleased with the performance of our key marketed products. We also had another successful year related to business development activities as we continued to expand our product development pipeline.

Fiscal 2008 will be an important year for Forest as we expect over the next two months to receive Phase III clinical data for both milnacipran, being investigated for fibromyalgia and desmoteplase for treatment of acute ischemic stroke. We also have two additional significant Phase III clinical programs underway. One program is for ceftaroline, an injectable cephalosporin antibiotic and the other for aclidinium (LAS 32471), being investigated for chronic obstructive pulmonary disorder. We are also conducting a Phase III study in moderate to severe Alzheimer’s disease for a modified release form of Namenda as well as a Phase III study for Lexapro in adolescent patients and expect to receive results for both programs later in the fiscal year. We intend to make a significant investment in our development pipeline this year as we advance several important product opportunities. We also expect to launch nebivolol, a next-generation beta blocker under FDA review for an indication of hypertension later in the fiscal year pending FDA marketing approval. We believe that the significant cash flow generated from our marketed products will enable the Company to invest appropriately behind sales and marketing and increased levels of research and development activities while also generating earnings per share growth rates."

*Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the tables. This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future. This information is not intended to be considered in isolation or as a substitute for fully diluted earnings per share prepared in accordance with GAAP.

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until April 30, 2007 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 5376257.

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil-hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Daiichi Sankyo, Inc., and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in the Forest Laboratories’ SEC reports, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and on Form 10-Q for the periods ended June 30, 2006, September 30, 2006 and December 31, 2006.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)	Three Months Ended March 31,	Twelve Months Ended March 31,
	2007	2006	2007	2006
Revenues:
Net sales	$ 815,449	$712,761	$3,183,324	$2,793,934
Contract revenue	46,458	31,225	176,943	118,170
Interest income	23,870	12,046	80,200	50,287
Other income (loss)	(336)	290	1,318	(1)
Net revenues	885,441	756,322	3,441,785	2,962,390

Costs and expenses:
Cost of goods sold	189,280	167,860	745,602	650,996
Selling, general and administrative	274,319	259,016	1,046,336	1,031,451
Research and development	596,140	194,377	941,003	410,431
	1,059,739	621,253	2,732,941	2,092,878

Income (loss) before income tax expense	(174,298)	135,069	708,844	869,512

Income tax expense	63,618	43,179	254,741	160,998

Net income (loss)	($ 237,916)	$ 91,890	$ 454,103	$ 708,514
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Net income (loss) per share:

Basic	($0.75)	$0.28	$1.43	$2.11
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Diluted	($0.75)	$0.28	$1.41	$2.08
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Weighted average number of shares outstanding:

Basic	318,614	325,491	318,539	335,912
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Diluted	318,614	329,969	322,781	340,321
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